SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ]  Preliminary proxy statement
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                        ONTRACK DATA INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transactions applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:

                        ONTRACK DATA INTERNATIONAL, INC.

                               -------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD MAY 20, 1999

                               -------------------

         Notice is hereby given that the Annual Meeting of Shareholders of ONTRACK Data International, Inc. (the "Company") will be held at Hennepin Technical College Auditorium, 9200 Flying Cloud Drive, Eden Prairie, Minnesota 55347 on May 20, 1999 at 3:00 p.m. for the following purposes:

         1.       To elect six directors.

         2. To amend the Company's 1996 Stock Incentive Plan to increase the number of shares reserved for issuance under the plan and to permit compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended.

         3. To ratify and approve the selection of independent accountants for the Company for the current fiscal year.

         4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

         The Board of Directors has fixed the close of business on March 25, 1999 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

                                        By Order of the Board of Directors


                                        Michael W. Rogers
                                        CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Eden Prairie, Minnesota
April 15, 1999


================================================================================

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD TODAY, WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU WISH.

================================================================================

                        ONTRACK DATA INTERNATIONAL, INC.

                               -------------------

                                 PROXY STATEMENT

                               -------------------

         This Proxy Statement is furnished to the shareholders of ONTRACK Data International, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held on May 20, 1999, or any adjournments thereof. The Company's principal offices are located at 6321 Bury Drive, Eden Prairie, Minnesota, 55346. The mailing of this Proxy Statement to shareholders of the Company commenced on or about April 15, 1999.

         Any proxy may be revoked at any time before it is voted by signing and returning a proxy bearing a later date, by giving written notice to the Secretary of the Company, or by attending the Annual Meeting of Shareholders and voting in person. If a proxy is not so revoked, the shares represented by such proxy will be voted according to your directions. If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted according to the recommendation of the Board of Directors on each proposal.

         Under Minnesota law, each item of business properly presented at a meeting of shareholders generally must be approved by the affirmative vote of the holders of a majority of the voting power of the shares present, in person or by proxy, and entitled to vote on that item of business. However, if the shares present and entitled to vote on that item of business would not constitute a quorum for the transaction of business at the meeting, then the item must be approved by a majority of the voting power of the minimum number of shares that would constitute such a quorum. Votes cast by proxy or in person at the Annual Meeting of Shareholders will determine whether or not a quorum is present. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of the matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

         The total number of shares of stock outstanding and entitled to vote at the Annual Meeting as of March 25, 1999 consisted of 9,697,234 shares of $.01 par value common stock. Each share of common stock is entitled to one vote and there is no cumulative voting. Only shareholders of record at the close of business on March 25, 1999 will be entitled to vote at the meeting. The presence, in person or by proxy, of holders of a majority of the shares of common stock entitled to vote at the Annual Meeting of Shareholders constitutes a quorum for the transaction of business.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 25, 1999 by (a) each person known to the Company to beneficially own more than five percent (5%) of Common Stock, (b) each director of the Company and nominee to serve as a director, (c) each executive officer named in the table on page 7 and (d) all directors and executive officers of the Company as a group. Except as otherwise indicated below, to the knowledge of the Company, all shareholders have sole voting and investment power over the shares beneficially owned, except to the extent authority is shared by spouses under applicable law.

NAME AND ADDRESS OF                           NUMBER OF SHARES          PERCENT
BENEFICIAL OWNER                              BENEFICIALLY OWNED(1)     OF CLASS
----------------                              ---------------------     --------

Michael W. Rogers (2)(3)....................       1,754,550              18.0%
  6321 Bury Drive
  Eden Prairie, MN 55346

Gary S. Stevens (3)(4)......................       1,830,550              18.9%
  6321 Bury Drive
  Eden Prairie, MN 55346

John E. Pence (3)(5)........................       1,743,751              17.9%
  HCR 52
  Box 102-A6
  Hot Springs, SD 57747

Kopp Investment Advisors, Inc. (6)..........         809,300               8.3%
  7701 France Avenue South, Suite 500
  Edina, MN 55435

Wellington Management Co. LLP (7)...........         660,100               6.8%
  75 State Street
  Boston, MA 02109

John M. Bujan ..............................          25,000                  *

Lee B. Lewis................................               0                  -

Thomas P. Skiba  ...........................          84,750                  *

Richard J. Runbeck..........................           7,500                  *

Roger D. Shober ............................          57,500                  *

Robert M. White, Ph.D ......................          11,500                  *

All executive officers and directors as
  a group (10 persons)......................       5,540,354              55.3%

------------------
* Less than 1%

(1) Includes the following number of shares which could be purchased under stock options exercisable within 60 days of the date hereof: Mr. Rogers, 36,250 shares; Mr. Pence, 65,000 shares; Mr. Stevens, 32,250 shares; Mr. Shober, 57,500 shares; Dr. White, 7,500 shares; Mr. Runbeck, 7,500 shares; Mr. Bujan, 22,750 shares; Mr. Skiba, 84,750 shares; and all executive officers and directors as a group, 328,453 shares.
(2) Includes 621,430 shares of Common Stock owned by the Rogers Family Limited Partnership, of which Mr. Rogers is the General Partner.
(3) See "Certain Transactions" for a description of the Stock Transfer Agreement among these individuals.
(4) Includes 29,946 shares of Common Stock owned by the Stevens Family Limited Partnership, of which Mr. Stevens is the General Partner.
(5) Includes 262,996 shares of Common Stock owned by the Pence Family Limited Partnership, of which Mr. Pence is the General Partner, and 4,150 shares of Common Stock owned by the Pence Family Foundation, of which Mr. Pence is the Director with sole dispositive power.
(6) Kopp Investment Advisors, Inc. is a registered investment adviser which is wholly owned by Kopp Holding Company, which in turn is wholly owned by LeRoy C. Kopp. According to the Schedule 13G filed with the Securities and Exchange Commission on February 4, 1999, these persons had sole voting power over 282,000 of these shares and had sole dispositive power over 180,000 shares and shared dispositive power over 629,300 shares.
(7) These shares are held by Wellington Management Co. as investment adviser to its clients. According to the Schedule 13G filed with the Securities and Exchange Commission on February 8, 1999, Wellington Management Co. had shared voting power over 435,100 shares and shared dispositive power over 660,100 shares.



                            1. ELECTION OF DIRECTORS

         Six directors will be elected by the Company's shareholders at the Annual Meeting, each to serve until the next annual meeting of shareholders or until a successor is elected. The Bylaws of the Corporation provide that the Board of Directors may consist of not less than three nor more than nine directors. One current director, Richard J. Runbeck, will not seek reelection. The Board of Directors also has nominated Lee B. Lewis, the current President and Chief Operating Officer of the Company, to serve as a director, to maintain the size of the Board at six members.

         The Board of Directors has nominated for election the six persons named below. The Company believes that each nominee named below will be able to serve, but should any such nominee be unable to serve as a director, the persons named in the proxies have advised that they will vote for the election of such substitute nominee as the Board of Directors may propose. The names and ages of the nominees and their principal occupations are set forth below, based upon information furnished to the Company by such persons.

                                                                        DIRECTOR
NAME AND AGE                   PRINCIPAL OCCUPATION                      SINCE
------------                   --------------------                      -----

CURRENT DIRECTORS:

Michael W. Rogers (43)         Chairman and Chief Executive Officer       1985
                               of the Company

John E. Pence (52)             Retired President of the Company           1985

Gary S. Stevens (42)           Senior Vice President, Engineering         1985
                               of the Company

Robert M. White, Ph.D. (60)    Professor and Head of the Department       1994
                               of Electrical and Computer Engineering
                               Carnegie Mellon University

Roger D. Shober (60)           Retired Executive                          1995

NEW DIRECTOR NOMINEE:

Lee B. Lewis (52)              President and Chief Operating Officer        --


BUSINESS EXPERIENCE OF NOMINEES

         Michael W. Rogers has served as Chief Executive Officer of the Company since 1986 and as Chairman since 1989. Additionally, Mr. Rogers has served as a Director of the Company since 1985 and from 1989 to May 1996 as Chief Financial Officer. From 1980 to 1985, Mr. Rogers was employed by Control Data Corporation ("CDC"), where he served as a Senior Developer of diagnostic software routines and as a Senior Electrical Engineer and an Electrical Engineer for software and hardware development. From 1978 to 1980, he was an Associate Engineer with Westinghouse Bettis Atomic Power Laboratory, a subsidiary of Westinghouse Electric Corporation.

         John E. Pence served as President of the Company from 1985 until 1998 and has served as a Director of the Company since 1985. From 1971 to 1985, he was employed by CDC, where he served as Department Head for the Program Management Office for CDC's mini-micro peripheral development (1984 to 1985), managed the Technical Support organization for worldwide support of CDC's plug compatible peripheral business (1981 to 1984) and served in various other capacities related to software development and computer programming (1971 to 1981).

         Gary S. Stevens has served as Senior Vice President, Engineering and as a Director of the Company since 1985. From 1979 to 1985, Mr. Stevens was a designer and diagnostic programmer of disk subsystems for CDC.

         Robert M. White, Ph.D. is a University Professor and has served as the Head of the Department of Electrical and Computer Engineering at Carnegie Mellon University since 1993. He previously served as

Vice President and Chief Technical Officer of CDC, and in 1990 was appointed by President Bush and served as the first Under Secretary of Commerce for Technology until 1993. He is also a director of ENSCO, Inc., a contract research firm, and STMicroelectronics, a manufacturer of semiconductors. He is a member of the National Academy of Engineering.

         Roger D. Shober served as President and Chief Operating Officer of the Company from September 21, 1998 until February 11, 1999. He is a retired executive with 38 years of management experience within the computer industry. Most recently, he served as Executive Vice President of World Wide Operations at Control Data Systems from 1991 to 1994, as President and Chief Operating Officer of Rigidyne, Inc., a hard disk drive research and development company that was subsequently acquired by Seagate, from 1988 to 1991 and as Executive Vice-President of Micom Systems, Inc., a manufacturer of data communications equipment, from 1986 to 1988.

         Lee B. Lewis has served as President and Chief Operating Officer of the Company since February 1999. From 1993 to 1998, Mr. Lewis was employed by Ancor Communications, Inc., most recently as Vice President, Administration. From 1982 to 1993 Mr. Lewis was employed by Magnetic Data, Inc. in various positions, most recently as Vice President/General Manager of the Minnesota Division.

OTHER INFORMATION REGARDING THE BOARD

         MEETINGS. During 1998, the Board of Directors met four times and held three telephonic meetings. Each director attended more than 75% of the meetings of the Board of Directors or any Committee on which such director served.

         BOARD COMMITTEES. The Audit Committee, consisting of Mr. Runbeck (Chairman), and Dr. White, met once in 1998. Among other duties, the Audit Committee reviews the Company's accounting, auditing and reporting practices, makes recommendations concerning the work of the Company's independent auditors and reviews the adequacy of internal controls.

         The Compensation Committee, consisting of Mr. Shober (Chairman) and Dr. White, met three times in 1998. The Compensation Committee's duties include establishing salaries, bonuses and other compensation for the Company's executive officers, and for the administration of the Non-Qualified Stock Option Plan, the 1996 Stock Incentive Plan and the Employee Stock Purchase Plan.

         COMPENSATION OF DIRECTORS. Directors who are not employees of the Company receive $2,500 for each meeting of the Board of Directors attended in person (plus reimbursement of travel expenses). No additional fees are paid for attendance at telephonic meetings or committee meetings. Directors who are officers of the Company do not receive any additional compensation for serving on the Board of Directors.

         Directors are also eligible to receive options under the Company's 1996 Stock Incentive Plan. In January 1998, each non-employee director received an option to purchase 10,000 shares at $20.38 per share, equal to the closing sale price of the common stock on the date of grant. The options have a ten year term and vest equally over the first four years. In September 1998, these options were amended to change the exercise price to $7.88 per share, equal to the closing sale price of the common stock on the date of the amendment.

         In 1998, the Company entered into a six-month Consulting Agreement with Roger D. Shober under which Mr. Shober served as interim president and chief operating officer of the Company from September 21, 1998 through February 11, 1999. Under the agreement, Mr. Shober received cash consulting fees and waived any fees to which he was otherwise entitled as a director of the Company. Mr. Shober was entitled to receive none of the benefits accorded other executive management of the Company other than reimbursement of reasonable out-of-pocket expenses. As compensation for his services, in September 1998, Mr. Shober received a fully-vested option to purchase up to 50,000 shares of common stock of the Company at an exercise price of $7.125.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

         SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION. The following table sets forth, for the years ended December 31, 1998, 1997 and 1996, the compensation earned by the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 for the year ended December 31, 1998 (collectively, the "Named Executives"):

                           SUMMARY COMPENSATION TABLE

                                                                  LONG-TERM
                                                                COMPENSATION
                                             ANNUAL             ------------
                                          COMPENSATION        NO. OF SECURITIES    ALL OTHER
     NAME AND                         ---------------------      UNDERLYING      COMPENSATION
PRINCIPAL POSITION           YEAR     SALARY($)    BONUS($)      OPTIONS(#)         ($)(1)
------------------           ----     ---------    --------      ----------      ------------
Michael W. Rogers            1998     $241,000     $      0        25,000          $  3,600
  Chairman and Chief         1997      230,000      250,000        25,000            10,500
  Executive Officer          1996      190,000      190,000        50,000             9,000

John E. Pence(2)             1998      125,000            0        20,000             3,600
  President (retired)        1997      200,000      205,000        15,000            10,500
                             1996      185,000      185,000        50,000             9,000

Gary S. Stevens              1998      212,000            0        25,000             3,600
  Senior Vice President,     1997      200,000      225,000        15,000            10,500
  Engineering                1996      180,000      180,000        50,000             9,000

John M. Bujan(3)             1998      133,000            0        15,000             3,600
  General Counsel and        1997      125,000      145,000        15,000            10,500
  Secretary                  1996       92,000       92,000        13,750                --

Thomas P. Skiba(4)           1998      143,000            0        15,000             3,600
  Vice President and         1997      135,000      152,000        15,000            10,500
   Chief Financial Officer   1996       78,000      118,000(5)     75,000                --

------------------
(1) Amounts indicated represent contributions by the Company to the Company's 401(k) Profit Sharing Plan on behalf of the named individuals.
(2) Mr. Pence retired as an officer of the Company effective September 18, 1998 and as an employee on December 31, 1998.

(3) Mr. Bujan became General Counsel and Secretary in March 1996 and received a salary for only ten months in 1996.
(4) Mr. Skiba became Vice President and Chief Financial Officer in May 1996 and received a salary for only 8 months in 1996.
(5) Includes a signing bonus of $20,000 paid to Mr. Skiba upon joining the Company in May 1996.

         The following table summarizes option grants in 1998 to each of the Named Executives:

                              OPTION GRANTS IN 1998

                                                                                                  POTENTIAL REALIZABLE
                                                                                                    VALUE AT ASSUMED
                                                                                                     ANNUAL RATES OF
                                                                                                       STOCK PRICE
                                                  PERCENT OF TOTAL                                  APPRECIATION FOR
                           NUMBER OF SECURITIES    OPTIONS GRANTED                                --------------------
                           UNDERLYING OPTIONS         EMPLOYEES      EXERCISE PRICE   EXPIRATION     OPTION TERM(1)
NAME                           GRANTED (#)           IN 1998 (%)        PER SHARE        DATE         5%        10%
----                       --------------------      -----------        ---------     ----------   --------  ---------
Michael W. Rogers...........    25,000(2)               6.5%            $7.88(3)       01/22/08    $124,000  $314,000
John E. Pence...............    20,000(4)               5.2%             7.25          09/18/08      91,000   231,000
Gary S. Stevens.............    25,000(2)               6.5%             7.88(3)       01/22/08     124,000   314,000
John M. Bujan...............    15,000(2)               3.9%             7.88(3)       01/22/08      74,000   188,000
Thomas P. Skiba.............    15,000(2)               3.9%             7.88(3)       01/22/08      74,000   188,000

----------------------
(1) Potential realizable value is based on the assumption that the price per share of Common Stock appreciates at the assumed annual rate of stock appreciation for the option term. For options granted and repriced in 1998, appreciation is calculated from the date of repricing. The actual value of these option grants is dependent on future performance of the Common Stock and overall stock market conditions. There is no assurance that the values reflected in this table will be achieved.
(2) The options vest as follows: 25% on each of January 20, 1999, 2000, 2001 and 2002.
(3) These options were granted at an exercise price of $20.38 per share on January 22, 1998 and were amended on September 3, 1998 to change the exercise price to $7.88 per share. See "Compensation Committee Report on Option Repricing."
(4) The options vest as follows: 25% on each of September 18, 1999, 2000, 2001 and 2002.

         The following table summarizes the exercises of options by the Named Executives in 1998 and the value of options held at December 31, 1998 by the Named Executives.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND YEAR-END OPTION VALUES

                                                   NUMBER OF SECURITIES UNDERLYING    VALUE OF UNEXERCISED
                                                       UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                                                        DECEMBER 31, 1998 (#)        DECEMBER 31, 1998 ($)(1)
                     SHARES ACQUIRED     VALUE      ----------------------------    ---------------------------
NAME                 ON EXERCISE(#)    REALIZED($)   EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----                 --------------    -----------   -----------   -------------    -----------   -------------
Michael W. Rogers          0              $ 0           25,000         75,000        $      0         $ 0
John E. Pence              0                0           65,000         20,000               0           0
Gary S. Stevens            0                0           23,000         67,000               0           0
John M. Bujan              0                0           16,000         30,750          29,325           0
Thomas P. Skiba            0                0           78,000         27,000         179,250           0

-----------------------

(1) The amounts set forth represent the difference between the closing sale price of $6.38 per share of Common Stock on December 31, 1998 and the exercise price of the options, multiplied by the applicable number of shares underlying the options.

EMPLOYMENT AGREEMENTS

         The Company entered into employment agreements with each of Messrs. Rogers, Pence and Stevens (the "Founders") in 1996. If the Company terminates a Founder for cause, such Founder will receive severance payments equal to two times his base salary payable in the then-current fiscal year. Upon the termination of a Founder without cause, the Founder shall receive severance payments equal to two times his base salary payable in the then-current fiscal year, plus an amount equal to his prior year's base salary and bonus. The Founders are also prohibited from competing for two years after termination of their employment. Mr. Pence retired as an officer and employee in 1998.

         The Company entered into letter agreements with each of Messrs. Bujan and Skiba upon the commencement of each officer's employment in 1996. The agreements generally provide for severance payments upon their termination for reasons other than gross misconduct equal to twelve and 6 months of base salary, respectively.


         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                            ON EXECUTIVE COMPENSATION

         The Company's executive compensation program is administered by the Compensation Committee (the "Committee"). The role of the Committee, which is currently comprised of two non-employee directors, is to review and approve the base salaries, bonuses, stock options and other compensation of the executive officers of the Company. The Committee also has the power to prescribe, amend, and rescind rules relating to the Company's 1995 Non-Qualified Stock Option Plan, 1996 Employee Stock Purchase Plan, and 1996 Stock Incentive Plan (collectively, the "Plans"), to grant options and other awards under the Plans and to interpret the Plans.

         The Committee's executive compensation policies are designed to attract and retain executives capable of leading the Company in a rapidly evolving computer service and software marketplace and to motivate such executives to maximize profitability and stockholder value. The Committee has designed the Company's Executive Performance Plan with three principal components to achieve this objective - base salary; quarterly and annual cash incentives; and long-term incentive compensation in the form of stock options. A significant portion of each executive's total compensation is dependent on the attainment of predefined performance objectives which are designed to be consistent with the maximization of shareholder value. The Committee believes this philosophy will enable the Company to attract and retain management personnel with the talents and skills required to meet the challenges of a highly competitive industry.

         BASE SALARY. In determining salaries for executive officers for fiscal 1998, the Committee considered the individual experience and performance of its executive officers, the achievements of the executive officers in bringing the Company to its present place of worldwide prominence in the disk subsystem software and data recovery service fields, the competitive environment in which the Company must recruit and retain quality executive talent, the Company's operating performance in 1997 and attainment of specific financial, strategic and individual objectives. The Committee compared the salaries of its executive officers with salaries of executive officers of other companies of similar revenue size and profitability and considered the cost of recruiting executives with experience in large, high tech organizations with international distribution experience. The Committee tried to establish compensation packages, which in total, would be competitive in the Company's marketplace. The base salary of the executive officers, excluding Mr. Pence, increased by an average of 5.7% (on an annualized basis) from 1997 to 1998. Mr. Pence's salary was reduced to $125,000 in 1998 from $200,000 in 1997 to reflect his part-time status. Mr. Pence retired as an officer in September 1998 and as an employee effective December 31, 1998.

         BONUSES. For 1998, the Committee approved the Executive Performance Plan, in which cash bonuses for executive officers were determined with reference to specified financial performance targets for the Company, both on a quarterly and annual basis, and also with reference to the attainment of predefined individual performance objectives consistent with the maximization of shareholder value. The Company's 1998 Executive Performance Plan established specific percentages for three categories: annual earnings per share, quarterly earnings per share, and Management By Objectives ("MBO") individual goals. The bonuses under the plan equal 100% of base salary for achievement of certain targeted levels, which can be exceeded if the performance objectives are exceeded. The quarterly and annual earnings per share components were determined by comparison between actual results and the 1998 budget. The MBO individual goals were established by the Committee for the Chief Executive Officer, and by the Chief Executive Officer with respect to all other executive officers. As a result of the Company's performance in 1998, the Committee determined in January 1999 that no bonuses would be paid for 1998.

         EQUITY-BASED COMPENSATION. For 1998, the Committee also considered and awarded equity-based compensation, in the form of stock options, as a component of the Company's Executive Performance Plan. Equity awards are typically set by the Committee based on each officer's individual performance and achievements, and the recommendations of management. In 1998, executive officers were eligible to receive grants of stock options under the Company's 1996 Stock Incentive Plan ("SIP"). In addition, certain executive officers were eligible to participate in the Company's Employee Stock Purchase Plan.

         In 1998, five executive officers of the Company received new option grants under the 1996 SIP. The Committee determined the number of options granted to each officer based on the officer's level of responsibility and team performance. The options granted in 1998 had an exercise price equal to the fair market value of the Common Stock on the date of grant, and generally vest in equal installments over a four-year period after grant, subject to the participant's continued employment with the Company. In September 1998, the Committee amended each of the option agreements to reduce the exercise price to the then-current market value. See "Compensation Committee Report on Option Repricing."

         COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. In setting Mr. Rogers' base salary for 1998, the Committee considered his contributions to the Company, the Company's operating performance for 1997 and attainment of specific objectives. The Committee also compared his salary with salaries of chief executive officers of other companies of similar revenue size and profitability. Mr. Rogers' salary increased approximately 4.8% from 1997 to 1998, which included a market adjustment based on the Committee's review of salaries of other chief executive officers. With respect to bonus, Mr. Rogers' performance objectives related to the hiring of a senior marketing/sales executive, achievement of specified revenue growth, establishment of a structured performance review process for the Company, and management of international operations and growth. Mr. Rogers received no bonus for his 1998 performance, principally because of the Company's financial performance in 1998. Mr. Rogers also received options to purchase 25,000 shares of Common Stock.

                      MEMBERS OF THE COMPENSATION COMMITTEE

                   JOHN E. PENCE         ROBERT M. WHITE, PH.D.



                COMPENSATION COMMITTEE REPORT ON OPTION REPRICING

         Over its history, the Company has believed that the granting of stock options to employees has provided a significant incentive to the Company employees to align their interest with those of the Company's shareholders. At December 31, 1998, the Company had outstanding options to purchase 1,018,750 shares, which was equal to approximately 10.5% of the Company outstanding common stock on that date. In September 1998, the Committee reviewed the Company's outstanding options and noted that virtually all of these options had exercise prices significantly greater than the current market value of the common stock.

         The Committee believed that because of the significant decrease in the price of the Company's stock, it was unlikely that these options will provide significant incentive for employees, particularly in the short term. Accordingly, on September 3, 1998, the Board, upon the recommendation of the Committee, amended all outstanding options with exercise prices in excess of $7.88 per share, so that these options now have an exercise price of $7.88 per share. The Committee believed that it was the best interests of the Company and its shareholders to reprice the stock options to provide an additional incentive for employees and result in increased shareholder value. The Committee believed this was especially important in light of the intense competition among computer software and service companies for executive management and engineering personnel. Accordingly, the Committee authorized the repricing.

         The table below provides information with respect to the option repricing. There has been no other repricing of options within the past ten fiscal years.

                           TEN-YEAR OPTION REPRICINGS

                                                   MARKET PRICE                                     LENGTH OF
                                   SECURITIES       OF STOCK AT                                  ORIGINAL OPTION
                                   UNDERLYING         TIME OF      EXERCISE PRICE                TERM REMAINING
                                   NUMBER OF       REPRICING OR      AT TIME OF        NEW         AT DATE OF
                                OPTIONS REPRICED     AMENDMENT      REPRICING OR     EXERCISE     REPRICING OR
     NAME              DATE      OR AMENDED(#)          ($)         AMENDMENT($)     PRICE($)       AMENDMENT
 ------------          ----      -------------         -----        ------------     --------       ---------
Michael W.            9/3/98         50,000            $7.88           $12.00         $7.88     7 yrs. 11 months
Rogers, CEO           9/3/98         25,000             7.88            14.00          7.88      8 yrs. 4 months
                      9/3/98         25,000             7.88            20.38          7.88      9 yrs. 4 months

John E. Pence,        9/3/98         50,000             7.88            12.00          7.88     7 yrs. 11 months
President             9/3/98         15,000             7.88            14.00          7.88      8 yrs. 4 months

Gary S.               9/3/98         50,000             7.88            12.00          7.88     7 yrs. 11 months
Stevens, Sr.          9/3/98         15,000             7.88            14.00          7.88      8 yrs. 4 months
Vice President,       9/3/98         25,000             7.88            20.38          7.88      9 yrs. 4 months
Engineering

John M. Bujan,        9/3/98          6,250             7.88            12.00          7.88      8 yrs. 0 months
General               9/3/98         15,000             7.88            14.00          7.88      8 yrs. 4 months
Counsel and           9/3/98         15,000             7.88            20.38          7.88      9 yrs. 4 months
Secretary

Thomas P.             9/3/98         15,000             7.88            14.00          7.88      8 yrs. 4 months
Skiba,                9/3/98         15,000             7.88            20.38          7.88      9 yrs. 4 months
Vice President
and CFO
----------------------------------------------------------------------------------------------------------------

                      MEMBERS OF THE COMPENSATION COMMITTEE

                   JOHN E. PENCE         ROBERT M. WHITE, PH.D.


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Roger D. Shober was a member of the Compensation Committee through September 21, 1998. On that date, Mr. Shober was appointed as interim president and chief operating officer of the Company, positions in which he served until February 11, 1999.

         On September 21, 1998, John E. Pence became a member of the Compensation Committee. Mr. Pence was a founder of the Company and served as its President until September 18, 1998. Mr. Pence was an employee of the Company through December 31, 1998.

                                PERFORMANCE GRAPH

         The Securities and Exchange Commission requires that the Company include in this Proxy Statement a line graph presentation comparing cumulative, five-year shareholder returns on an indexed basis with a broad market index and either a nationally-recognized industry standard or an index of peer companies selected by the Company. The Company has chosen the use of the Nasdaq Stock Market (U.S. Companies) Index as its broad market index and the Nasdaq Computer and Data Processing Index as its peer group index. The table below compares the cumulative total return as of the end of each of the Company's last three fiscal years on $100 invested as of October 21, 1996 (the date of the Company's initial public offering) in the Common Stock of the Company, the Nasdaq Stock Market Index and the Nasdaq Computer and Data Processing Index, assuming the reinvestment of all dividends. The performance graph is not necessarily indicative of future investment performance.




               [REPRESENTATION OF DATA POINTS IN PRINTED GRAPHIC]




                                 10/21/96    12/31/96    12/31/97    12/31/98
                                 --------    --------    --------    --------

The Company                       $100.00     $125.00    $207.81      $53.125

Nasdaq Composite                   100.00      104.80     128.40       180.93

Computer and Data Processing       100.00      104.30     128.14       229.64

         The Company's Common Stock closed at $6.375 per share on December 31, 1998 and closed at $4.06 per share on March 25, 1999.

             2. APPROVAL OF AMENDMENTS TO 1996 STOCK INCENTIVE PLAN

         In January 1999, the Company's Board of Directors approved two amendments to the Company's 1996 Stock Incentive Plan (the "Plan"), subject to shareholder approval. The first amendment increases the number of shares reserved for issuance under the Plan from 1,000,000 shares to 1,400,000 shares. The second amendment limits the number of shares subject to options that may be granted to certain executive officers under the Plan in a single fiscal year to 500,000 shares.

SUMMARY OF THE 1996 STOCK INCENTIVE PLAN

         On August 6, 1996, the Board adopted the Plan, which was approved by the shareholders on September 20, 1996. The purpose of the Plan is to enable the Company to retain and attract executives and other key employees, non-employee directors and consultants who contribute to the Company's success by their ability, ingenuity and industry, and to enable such individuals to participate in the long-term success and growth of the Company by giving them a proprietary interest in the Company. The Plan permits the granting of stock options, stock appreciation rights, restricted stock and deferred stock awards; however, only stock options have been granted under the Plan.

         ELIGIBILITY. All salaried officers and key employees, non-employee directors, consultants and advisors of the Company or any subsidiary of the Company are eligible to receive awards under the Plan. The Company currently has approximately 300 employees and has three non-employee directors.

         TERM. Incentive stock options may be granted pursuant to the Plan through August 6, 2006. This date will be extended to January 27, 2009 assuming the shareholders adopt the proposed increase in the number of shares reserved under the Plan. Non-qualified stock options and other awards may be granted pursuant to the Plan until the Plan is discontinued or terminated by the Board of Directors.

         ADMINISTRATION. The Plan is administered by a Committee (the "Committee") appointed by the Board from time to time which shall consist of not less than two members of the Board who are non-employee directors within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 or any successor rule. The Plan vests broad powers in the Committee to administer and interpret the Plan, including the authority to select the individuals to be granted awards and to prescribe the type, form and conditions of the awards (which may vary among participants). The Board has appointed the Compensation Committee to serve as the Committee administering the Plan.

         OPTIONS. When an option is granted under the Plan, the Committee in its discretion specifies the number of shares of Common Stock which may be purchased upon exercise of the option, the option price (which may not be less than 100% of the fair market value of the Company's Common Stock on the date the option is granted), the term of the option and whether it will be an incentive or nonqualified stock option. The closing sale price of the Company's Common Stock was $4.06 on March 25, 1999.

         The term during which the option may be exercised and whether the option will be exercisable immediately, in stages, or otherwise will be set by the Committee when the option is granted, but in no event will the term of an incentive stock option exceed ten years. Each option granted under the Plan is nontransferable during the lifetime of the optionee. The Committee may impose additional or alternative conditions and restrictions on the incentive or nonqualified stock options granted under the Plan; however, each incentive stock option must contain such limitations and restrictions upon its exercise as are necessary to ensure that the option will be an incentive stock option as defined under the Code.

         Upon exercise of an option under the Plan, the exercise price is to be paid by check, by other forms of consideration deemed sufficient by the Committee, or by surrender of previously acquired shares of Common Stock of the Company which, in the case of stock acquired upon exercise of an option, has been owned for more than six months on the date of surrender, valued at its then fair market value.

         Each non-employee director who is elected to the Board for the first time will automatically be granted an option under the Plan to purchase 10,000 shares of stock at the fair market value of common stock on the date of election, with the option vesting in equal installments over four years.

         OTHER AWARDS. The Plan also provides for the following awards in addition to stock options: (1) Stock appreciation rights, which may be granted in conjunction with a stock option to permit the holder to elect to receive the difference between the option exercise price and the market price of the stock in cash and/or stock. (2) Restricted stock awards, consisting of shares that are issued subject to forfeiture if specified performance goals are not achieved.
(3) Deferred stock awards, consisting of shares that may be issued conditioned upon the performance of specified goals. No benefits other than stock options have been granted under the Plan to date.

         AMENDMENT. The Board of Directors may from time to time suspend or discontinue the Plan or revise or amend it in any respect; provided, however, that no such revision or amendment shall impair the terms and conditions of any option or other award without the consent of the participant. The Plan may not, without approval of the Company's shareholders, be amended in any manner which will cause the Plan to no longer comply with Rule 16b-3 under the Securities Act of 1934, Section 422 of the Internal Revenue Code or other regulatory requirements.

         The Committee may adjust the maximum number of shares of Common Stock reserved for issuance under the Plan, the number of shares covered by each outstanding option and the option price per share in the event of any merger, reorganization, consolidation, stock dividend or other change in corporate structure affecting the Common Stock.

FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

         Some of the options to be granted to employees pursuant to the Plan may be intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code. Under such Section, the optionee realizes no taxable income when the incentive stock option is granted. In addition, an optionee generally will not realize taxable compensation income upon the exercise of an incentive stock option if he or she exercises it as an employee or within three months after termination of employment (or within one year after termination if the termination results from a permanent and total disability). The amount by which the fair market value of the shares purchased exceeds the aggregate option price at the time of exercise will be alternative minimum taxable income for purposes of applying the alternative minimum tax. If the optionee does not dispose of the shares acquired upon such exercise for a period of two years from the granting of the incentive stock option and one year after exercise of the option, the optionee will not realize any taxable income until he or she sells the shares. If the applicable holding periods are not satisfied, then any gain realized in connection with the disposition of such stock will generally be taxable as ordinary compensation income in the year in which the disposition occurred, to the extent of the difference between the fair market value of such stock on the date of exercise and the option exercise price. The Company is entitled to a tax deduction only to the extent, and at the time, the participant realizes compensation income. The balance of any gain will be characterized as a capital gain.

         Nonqualified stock options granted under the Plan are not intended to and do not qualify for the tax treatment described above for incentive stock options. Under present law, an optionee will not realize any taxable income on the date an option is granted to the optionee pursuant to the Plan. Upon exercise of the option, however, the optionee will realize, in the year of exercise, ordinary compensation income to the extent of the difference between the option price and the fair market value on the date of exercise. Upon the sale of shares, any resulting gain or loss will be treated as capital gain or loss. The Company will receive a deduction in its fiscal year in which options are exercised, equal to the amount of compensation required to be included as ordinary income by those optionees exercising options.

PROPOSED AMENDMENTS TO THE 1996 STOCK INCENTIVE PLAN

         The first proposed amendment increases the maximum aggregate number of shares issuable for stock grants under the Plan from 1,000,000 shares to 1,400,000 shares. As of December 31, 1998, without giving effect to this amendment, 867,654 shares had been reserved for issuance under the Plan and a total of 132,346 shares remained available for further option grants.

         The second proposed amendment limits the number of shares of Common Stock that may be covered by option grants to any participant during any calendar year to 500,000 shares. This amendment is intended to permit compensation under the Plan to be excluded from the calculation of the $1 million cap on deductibility of compensation to the most highly compensated executive officers under Section 162(m) under the Internal Revenue Code. However, even after shareholder approval of the amendment, options under the Plan will not immediately comply with Section 162(m), because the Company does not have at least two non-employee directors who qualify as "outside" directors under Section 162(m). Shareholder approval of the amendment will enable the Company to bring the Plan into compliance with Section 162(m) when another qualifying non-employee director is elected to the Board. This will enable the Company to maximize the deductibility of compensation of executive officers upon exercise of their future stock option grants under the 1996 Stock Incentive Plan.

VOTE REQUIRED

         The Board recommends that the shareholders approve the amendments to the 1996 Stock Incentive Plan. The affirmative vote of a majority of the shares represented at the annual meeting is required for approval.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE
             AMENDMENTS TO THE COMPANY'S 1996 STOCK INCENTIVE PLAN.

                   3. RATIFICATION OF INDEPENDENT ACCOUNTANTS

         The accounting firm of Grant Thornton LLP has been the Company's auditing firm since July 1998. Grant Thornton LLP has been re-appointed by the Board of Directors as the Company's auditing firm for the current year. Although shareholder approval is not required, the Board of Directors requests shareholder ratification of Grant Thornton LLP's reappointment.

         A representative from Grant Thornton LLP will be available at the Annual Meeting of Shareholders to answer any appropriate questions.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
            RATIFICATION OF THE RE-APPOINTMENT OF GRANT THORNTON LLP


                  SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

         The proxy rules of the Securities and Exchange Commission permit shareholders, after timely notice to issuers, to present proposals for shareholder action in issuer proxy statements where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by issuer action in accordance with the proxy rules. The Company's annual meeting for the fiscal year ending December 31, 1999 is expected to be held on or about May 19, 2000, and proxy materials in connection with that meeting are expected to be mailed on or about April 14, 2000. The deadline for submission of shareholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, for inclusion in the Company's proxy statement for its 2000 Annual Meeting of Shareholders is December 17, 1999. Additionally, if the Company receives notice of a shareholder proposal after January 24, 2000, such proposal will be considered untimely pursuant to Rules 14a-4 and 14a-5(e) and the persons named in proxies solicited by the Board of Directors of the Company for its 2000 Annual Meeting of Shareholders may exercise discretionary voting power with respect to such proposal.

         The Bylaws of the Company establish an advance notice procedure with regard to (i) certain business to be brought before an annual meeting of shareholders of the Company; and (ii) the nomination by shareholders of candidates for election as directors.

         PROPERLY BROUGHT BUSINESS. The Bylaws provide that at the annual meeting only such business may be conducted as is of a nature that is appropriate for consideration at an annual meeting and has been either specified in the notice of the meeting, otherwise properly brought before the meeting by or at the direction of the Board of Directors, or otherwise properly brought before the meeting by a shareholder who has given timely written notice to the Secretary of the Company of such shareholder's intention to bring such business before the meeting. To be timely, the notice must be given by such shareholder to the Secretary of the Company not less than 60 days nor more than 90 days prior to the meeting. Notice relating to the conduct of such business at an annual meeting must contain certain information as described in Article II of the Company's Bylaws, which are available for inspection by shareholders at the Company's principal executive offices pursuant to Section 302A.461, subd. 4 of the Minnesota Statutes. Nothing in the Bylaws precludes discussion by any shareholder of any business properly brought before the annual meeting in accordance with the Company's Bylaws.

         SHAREHOLDER NOMINATIONS. The Bylaws provide that a notice of proposed shareholder nominations for the election of directors must be timely given in writing to the Secretary of the Company prior to the meeting at which directors are to be elected. To be timely, the notice must be given by such shareholder to the Secretary of the Company not less than 60 days nor more than 90 days prior to the meeting. The notice to the Company from a shareholder who intends to nominate a person at the meeting for election as a director must contain certain information as described in Article III of the Company's Bylaws, which are available for inspection by shareholders at the Company's principal executive offices pursuant to Section 302A.461, subd. 4 of the Minnesota Statutes. If the presiding officer of a meeting of shareholders determines that a person was not nominated in accordance with the foregoing procedure, such person will not be eligible for election as a director.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's directors and executive officers to file with the Securities and Exchange Commission reports of ownership and changes in ownership of the Company's common stock, and the Company is required to identify any of those persons who fail to file such reports on a timely basis. To the Company's knowledge, all insiders of the Company filed in a timely manner all such reports for 1998.


                                     GENERAL

         All proxies properly executed will be voted in the manner directed by shareholders. If no direction is made, proxies will be voted "FOR" the election of the Board of Director's nominees for directors and "FOR" proposals 2 and 3.

         The management of the Company knows of no matter other than the foregoing to be brought before the meeting. However, the enclosed proxy gives discretionary authority in the event any additional matters should be presented.

         All expenses in connection with solicitation of proxies will be borne by the Company. The Company will pay brokers, nominees, fiduciaries, or other custodians their reasonable expenses for sending proxy material to, and obtaining instructions from, persons for whom they hold stock of the Company. The Company expects to solicit proxies by mail, but directors, Officers, and other employees of the Company may also solicit in person, by telephone, by facsimile or by mail.

         The Annual Report of the Company for the year ended December 31, 1998 is enclosed herewith. Shareholders may receive without charge a copy of the Company's Form 10-K Annual Report, including financial statements and schedules thereto, as filed with the Securities and Exchange Commission, by writing to:
Thomas P. Skiba, ONTRACK Data International, Inc., 6321 Bury Drive, Eden Prairie, Minnesota, 55346.

                                        By Order of the Board of Directors


                                        John M. Bujan
                                        GENERAL COUNSEL AND SECRETARY

ONTRACK DATA INTERNATIONAL, INC.
6321 BURY DRIVE, EDEN PRAIRIE, MINNESOTA 55346                             PROXY
--------------------------------------------------------------------------------

The undersigned, a stockholder of ONTRACK Data International, Inc. (the "Company"), hereby appoints Michael W. Rogers and John M. Bujan, and each of them as proxies, with full power of substitution, to vote on behalf of the undersigned the number of shares which the undersigned is then entitled to vote, at the Annual Meeting of the Stockholders of ONTRACK Data International, Inc. to be held at Hennepin Technical College Auditorium, 9200 Flying Cloud Drive, Eden Prairie, Minnesota, on Thursday, May 20, 1999, at 3:00 p.m., and any adjournments or postponements thereof, upon any and all matters which may properly be brought before the meeting or any adjournments thereof, with all the powers which the undersigned would possess if personally present.

The undersigned hereby revokes all previous proxies relating to the shares covered hereby and acknowledges receipt of the Notice and Proxy Statement relating to the Annual Meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. It will be voted on the matters set forth on the reverse side of this form as directed by the stockholder, but if no direction is made in the space provided, it will be voted FOR proposals (1), (2) and (3).


         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.

1.  Election of directors:

      [ ] Vote FOR all nominees (except as   [ ] Vote WITHHELD from all nominees
          marked to the contrary below)

    Michael W. Rogers  John E. Pence  Gary S. Stevens  Robert M. White, Ph.D.
                          Roger D. Shober  Lee B. Lewis

    INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE, WRITE
                  THE NOMINEE'S NAME IN THE SPACE PROVIDED.


    -----------------------------------------------------------------------
                            (CONTINUED ON OTHER SIDE)

                         (CONTINUED FROM THE OTHER SIDE)

2. Approval of Amendment to the Company's 1996 Stock Incentive Plan to increase the number of shares reserved for issuance under the Plan and permit compliance with IRC Section 162(m).

                      [ ] For   [ ] Against   [ ] Abstain

3. Approval of Grant Thornton LLP as independent accountants for the Company for the current fiscal year.

                      [ ] For   [ ] Against   [ ] Abstain

4. Upon such other business as may properly come before the meeting and any adjournments or postponements thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
                        ---

Address Change? Mark Box  [ ] Indicate changes below:


                                        Date ___________________________________

                                        ________________________________________

                                        ________________________________________
                                                    Signature(s)

                                        Stockholder must sign exactly as the
                                        name appears at left. When signed as a
                                        corporate officer, executor,
                                        administrator, trustee, guardian, etc.,
                                        please give full title as such. Both
                                        joint tenants must sign.